Exhibit 99.2

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of EXCO Resources, Inc.:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of shareholders’ equity and of cash flows present fairly, in all material respects, the financial position of EXCO Resources, Inc. and its subsidiaries (Successor Company) at December 31, 2005, and the results of their operations and their cash flows for period from October 3, 2005 to December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, all financial information presented reflects the consolidated financial position and results of operations of EXCO Resources, Inc. and its parent, EXCO Holdings Inc. in order to account for transactions between entities under common control as required by Statement of Financial Accounting Standards No. 141, “Business Combinations”.

/s/ PRICEWATERHOUSECOOPERS LLP

Dallas, Texas

May 15, 2006

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of EXCO Resources, Inc.:

In our opinion, the accompanying consolidated statements of operations, of shareholders’ equity and of cash flows present fairly, in all material respects, the results of operations and cash flows of EXCO Resources, Inc. and its subsidiaries (Predecessor Company) for the period from January 1, 2005 to October 2, 2005  in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, all financial information presented reflects the consolidated financial position and results of operations of EXCO Resources, Inc. and its parent, EXCO Holdings Inc. in order to account for transactions between entities under common control as required by Statement of Financial Accounting Standards No. 141, “Business Combinations”.

/s/ PRICEWATERHOUSECOOPERS LLP

Dallas, Texas

May 15, 2006

EXCO Resources, Inc.

Consolidated balance sheet

Successor
December 31,
(in thousands)	2005

Assets
Current assets:
Cash and cash equivalents	$226,953
Accounts receivable:
Oil and natural gas sales	36,895
Joint interest	1,081
Canadian income tax receivable	18,483
Interest and other	12,189
Related party	2,621
Deferred income taxes	29,968
Deferred costs of initial public offering	3,380
Oil and natural gas derivatives	—
Marketable securities	—
Other	10,955
Current assets of discontinued operations	—
Total current assets	342,525

Investment in TXOK Acquisition, Inc.	20,837
Oil and natural gas properties (full cost accounting method):
Unproved oil and natural gas properties	53,121
Proved developed and undeveloped oil and natural gas properties	873,595
Accumulated depreciation, depletion and amortization	(13,281)
Oil and natural gas properties, net	913,435
Gas gathering, office and field equipment, net	33,271
Assets of discontinued operations	—
Deferred financing costs, net	—
Goodwill	220,006
Other assets	419
Total assets	$1,530,493

See accompanying notes.

Successor
December 31,
(in thousands)	2005

Liabilities and Shareholders’ Equity
Current liabilities:
Interim bank loan	$350,000
Accounts payable and accrued liabilities	25,182
Accrued interest payable	23,779
Revenues and royalties payable	11,266
Income taxes payable	901
Current portion of asset retirement obligations	1,408
Oil and natural gas derivatives	53,189
Current liabilities of discontinued operations	—
Total current liabilities	465,725
Long-term debt	1
7¼% senior notes due 2011	461,801
Asset retirement obligations and other long-term liabilities	15,766
Deferred income taxes	134,912
Oil and natural gas derivatives	81,406
Liabilities from discontinued operations	—
Commitments and contingencies	—
Shareholders’ equity:
Preferred stock, $.001 par value; Authorized shares - 10,000; none issued	—
Common stock, $.001 par value: Authorized shares - 250,000;
Issued and outstanding shares - 50,000	50
Additional paid-in capital	354,482
Retained earnings	16,350
Accumulated other comprehensive income:
Foreign currency translation adjustments	—
Unrealized loss on equity investments	—
Total shareholders’ equity	370,882
Total liabilities and shareholders’ equity	$1,530,493

See accompanying notes.

EXCO Resources, Inc.

Consolidated statements of operations

	Predecessor	Successor
	For the 275 Day	For the 90 Day
	period from	period from
	January 1, 2005	October 3, 2005
	to	to
(in thousands)	October 2, 2005	December 31, 2005

Revenues and other income:
Oil and natural gas	$132,821	$70,061
Commodity price risk management activities	(177,253)	(256)
Other income	7,096	2,374
Total revenues and other income	(37,336)	72,179
Cost and expenses:
Oil and natural gas production	22,157	8,949
Depreciation, depletion and amortization	24,687	14,071
Accretion of discount on asset retirement obligations	617	226
General and administrative (includes $44.1 million and $2.2 million of non-cash compensation expense for the period from January 1, 2005 to October 2, 2005 and the period from October 3, 2005 to December 31, 2005, respectively)	89,442	6,375
Interest	26,675	19,414
Total cost and expenses	163,578	49,035
Equity in net income of TXOK Acquisition, Inc.	—	837
Income (loss) before income taxes	(200,914)	23,981
Income tax expense (benefit)	(63,698)	7,631
Income (loss) before discontinued operations	(137,216)	16,350
Discontinued operations:
Loss from operations	(4,403)	—
Gain on disposition of Addison Energy Inc.	175,717	—
Income tax expense	49,282	—
Income from discontinued operations	122,032	—
Net income (loss)	$(15,184)	$16,350

See accompanying notes.

EXCO Resources, Inc.

Consolidated statements of cash flows

	Predecessor	Successor
	For the 275 Day	For the 90 Day
	period from	period from
	January 1, 2005	October 3, 2005
	to	to
	October 2,	December 31,
(in thousands)	2005	2005

Operating Activities:
Net income (loss)	$(15,184)	$16,350
Income from discontinued operations	(122,032)	—
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Equity in net income of TXOK Acquisition, Inc.	—	(837)
Gain on sale of other assets	(373)	—
Depreciation, depletion and amortization	24,688	14,071
Stock option compensation expense	44,092	2,207
Accretion of discount on asset retirement obligations	617	226
Non-cash change in fair value of derivatives	114,410	(21,954)
Deferred income taxes	(59,467)	15,964
Amortization of deferred financing costs	1,320	2,381
Losses from sales of marketable securities	3	—
Effect of changes in:
Accounts receivable	(24,512)	(2,533)
Other current assets	(369)	1,094
Accounts payable and other current liabilities	25,456	(18,792)
Net cash provided by (used in) operating activities of discontinued operations	(69,772)	—
Net cash provided by (used in) operating activities	(81,123)	8,177

Investing Activities:
Investment in TXOK Acquisition, Inc.	—	(20,000)
Additions to oil and natural gas properties, gathering systems and equipment	(151,144)	(13,207)
Proceeds from disposition of property and equipment	46,010	(393)
Proceeds from sales of marketable securities	59	—
Advances from related parties	312	20,000
Other investing activities	—	263
Proceeds from sale of Addison Energy, Inc., net of cash sold of $1,415 (discontinued operations)	443,397	—
Net discontinued operations	(442)	—
Net cash provided by (used in) investing activities	338,192	(13,337)

Financing Activities:
Proceeds from long-term debt	41,300	9,999
Payments on long-term debt	(148,247)	(15,279)
Decrease in notes receivable from officers	—	1,262
Net cash provided by (used in) financing activities of discontinued operations	59,601	—
Net cash provided by (used in) financing activities	(47,346)	(4,018)
Net increase (decrease) in cash	209,723	(9,178)
Cash at beginning of period	26,408	236,131
Cash at end of period including cash of discontinued operations	236,131	226,953
Cash of discontinued operations at end of period	—	—
Cash at end of period	$236,131	$226,953

Supplemental Cash Flow Information:
Interest paid	$33,099	$124
Income taxes paid	$38,213	$15,500
Supplemental non cash investing:
Capitalized stock compensation	$—	$1,034

See accompanying notes.

EXCO Resources, Inc.

Consolidated statement of changes in shareholders’ equity

for the 275 Day period from January 1, 2005 to October 2, 2005

						Accumulated
			Additional	Notes	Retained	other	Total
	Common Stock		paid-In	receivable -	earnings	comprehensive	shareholders’
(in thousands)	Shares	Amount	capital	officers	(deficit)	income	equity

Predecessor:
Balance at January 1, 2005 -
Common stock, Class A	115,947	$116	$—	$—	$—	$—	$116
Common stock, Class B	11,926	12	—	—	—	—	12
Other shareholders’ equity accounts	—	—	173,804	(1,573)	10,159	21,367	203,757
Beginning shareholders’ equity accounts	—	128	173,804	(1,573)	10,159	21,367	203,885
Principal and interest payments	—	—	—	311	—	—	311
Net income (loss)	—	—	—	—	(15,184)	—	(15,184)
Equity investments	—	—	—	—	—	17	17
Foreign currency transaction adjustments	—	—	—	—	—	(21,384)	(21,384)
Balance at October 2, 2005	127,873	$128	$173,804	$(1,262)	$(5,025)	$—	$167,645

Consolidated statement of changes in shareholders’ equity

for the 90 Day period from October 3, 2005 to December 31, 2005

			Additional		Total
	Common Stock		paid-In	Retained	shareholders’
(in thousands)	Shares	Amount	capital	earnings	equity

Successor:
Acquisition by Holdings II on October 3, 2005	50,000	$50	$350,965	$—	$351,015
Stock based compensation	—	—	3,517	—	3,517
Net income	—	—	—	16,350	16,350
Balance at December 31, 2005	50,000	$50	$354,482	$16,350	$370,882

See accompanying notes.

EXCO Resources, Inc.

Notes to consolidated financial statements

1.                                      Organization and Basis of Presentation

EXCO Resources, Inc., a Texas corporation incorporated in 1955, or EXCO Resources, is an independent oil and natural gas company engaged in the acquisition, development and exploitation of onshore properties located in the continental United States and, until February 10, 2005, in Canada.  Our operations are focused in key North American oil and natural gas areas including Appalachia, East Texas, Mid-Continent, Permian and the Rockies.  Our assets are characterized by long reserve lives, a multi-year inventory of development drilling and exploitation projects, high drilling success rates, and a high natural gas concentration.

Unless the context requires otherwise, references in these financial statements to “EXCO,” “we,” “us,” and “our” are to EXCO Resources, its consolidated subsidiaries and EXCO Holdings Inc. or EXCO Holdings, our former parent company, which was acquired by and into which EXCO Holdings II, Inc., or Holdings II, merged on October 3, 2005.  On February 14, 2006, EXCO Holdings merged with and into EXCO Resources.

Our previously filed reports exclude the financial position and results of operations of our parent, Holdings, and Holdings II for the periods prior to October 2, 2005 and subsequent to October 3, 2005, respectively.  Due to the merger of our parent, EXCO Holdings (formerly EXCO Holdings II) into EXCO Resources on February 14, 2006 concurrent with our initial public offering, or IPO, closing, all financial information in this quarterly report contains the consolidated financial position and results of EXCO Resources and our parent pursuant to presentation requirements contained in Statement of Financial Accounting Standards No. 141, “Business Combinations”, or SFAS No. 141, for transactions between entities under common control.  For comparative purposes pursuant to SFAS No. 141, the prior period financial statements of EXCO Resources present the consolidated operations of EXCO Resources and our parent for all periods.  Accordingly, these financial statements contain two separate and distinct bases of accounting which are defined as follows:

Predecessor – For the 275 Day period from January 1, 2005 to October 2, 2005, financial information presented in our consolidated statements of operations, consolidated statements of cash flows and consolidated statements of changes in shareholders’ equity reflects the consolidated information of EXCO Resources and EXCO Holdings, our parent company until October 2, 2005.

Successor – For the 90 Day period from October 3, 2005 to December 31, 2005, financial information presented in our consolidated statements of operations, consolidated statements of cash flows and consolidated statements of changes in shareholders’ equity reflects the consolidated information of EXCO Resources and Holdings II, which became our parent company on October 3, 2005 effective with the consummation of the Equity Buyout and the acquisition by and merger of Holdings II into EXCO Holdings (see Note 3. “Significant recent transactions”).  The Equity Buyout was accounted for as a purchase pursuant to SFAS No. 141 and resulted in a new basis of accounting.

In addition, as a result of the redemption of TXOK Acquisition, Inc., or TXOK Acquisition, preferred stock (see Note 3. “Significant recent transactions – TXOK acquisition”) on February 14, 2006, TXOK Acquisition became a wholly-owned subsidiary of EXCO Resources.  Our investment in TXOK Acquisition, which would have been accounted for using the cost method of accounting, now requires the use of the equity method of accounting for our investment in TXOK Acquisition, Inc. until February 14, 2006.

The consolidated balance sheet as of December 31, 2005 reflects the consolidated financial position of EXCO and Holdings II (being the successor for accounting purposes after its merger with EXCO Holdings) prior to our initial public offering, or IPO, of our common stock on February 9, 2006, which is more fully described below.

On February 8, 2006, our registration statement on Form S-1, as amended, was declared effective by the Securities and Exchange Commission, or SEC, whereupon we issued 50,000,000 shares of our common stock, par value $.001 per share, at an initial offering price of $13.00 per share, or a net price after underwriting discount of $12.35 per share. Net proceeds from the offering after underwriting discount, but before other expenses, were approximately $617.5 million. Concurrent with the February 14, 2006 closing of the IPO, EXCO Holdings, our parent company, was merged into and with EXCO Resources and EXCO Resources became the surviving company. Shares of stock and stock options of EXCO Holdings were automatically converted into an equal number of like securities of EXCO Resources. Subsequently, the underwriters of our IPO exercised their over-allotment option to purchase an additional 3,615,200 shares of our common stock at $12.35 per share which yielded additional net proceeds of approximately $44.6 million.

2. Summary of significant accounting policies

Principles of consolidation

The accompanying consolidated balance sheet as of December 31, 2005, the results of operations and cash flows for the 275 Day period from January 1, 2005 to October 2, 2005 and the 90 Day period from October 3, 2005 to December 31, 2005 and the changes in shareholders’ equity for the 275 Day period from January 1, 2005 to October 2, 2005 and the 90 Day period from October 3, 2005 to December 31, 2005 are for EXCO and its subsidiaries and its parent.  All intercompany transactions have been eliminated.  Our results of operations for the 275 Day period from January 1, 2005 to October 2, 2005 have been reclassified to reflect the results of our former Canadian subsidiary, Addison Energy Inc., or Addison, as discontinued operations.

Management estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States, we are required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses during the reporting period. The most significant estimates pertain to proved oil, natural gas and NGL reserve volumes, future development, dismantlement and abandonment costs, share-based compensation expenses, estimates relating to certain oil, natural gas and NGL revenues and expenses and the fair market value of derivatives and equity securities. Actual results may differ from management’s estimates.

Cash equivalents and marketable securities

We consider all highly liquid investments with maturities of three months or less when purchased, to be cash equivalents.

We have evaluated our investment policies in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities” and determined that all of our marketable securities, other than cash equivalents, are to be classified as available for sale. Available for sale securities are carried at fair value, with the unrealized gains and losses reported in other comprehensive income. Realized gains and losses are included in other income in the consolidated statement of operations. Declines in value that are considered to be “other than temporary” on available for sale securities are shown separately in the consolidated statement of operations. Realized gains and losses are determined using the first-in, first-out method.

Concentration of credit risk and accounts receivable

Financial instruments that potentially subject us to a concentration of credit risk consist principally of cash, trade receivables and our derivative financial instruments. We place our cash with high credit quality financial institutions. We sell oil and natural gas to various customers. In addition, we participate with other parties in the drilling, completion and operation of oil and natural gas wells. The majority of our accounts receivable are due from either purchasers of oil, natural gas or NGLs or participants in oil and natural gas wells for which we serve as the operator. We have the right to offset future revenues against unpaid charges related to operated wells. Oil, natural gas and NGL sales are generally uncollateralized. We have provided for credit losses in the financial statements and these losses have been within management’s expectations. The allowance for doubtful accounts receivable aggregated $1.6 million at December 31, 2005. We place our derivative financial instruments with financial institutions and other firms that we believe have high credit ratings. For a discussion of the credit risks associated with our commodity price risk management activities, see “Note 11. Derivative financial instruments.”

Derivative financial instruments

We engage in commodity price risk management activities in connection with the incurrence of debt related to our acquisition activities. Our objective in entering into these commodity price risk management transactions is to manage price fluctuations and achieve a more predictable cash flow for our development and acquisition activities. These derivatives are not held for trading purposes. See also “Note 11. Derivative financial instruments.”

Oil and natural gas properties

We have recorded oil and natural gas properties at cost using the full cost method of accounting. Under the full cost method, all costs associated with the acquisition, exploration or development of oil and natural gas properties are capitalized as part of the full cost pool. Capitalized costs are limited to the aggregate of the after-tax present value of future net revenues plus the lower of cost or fair market value of unproved properties. The full cost pool is comprised of lease and well equipment and exploration and development costs incurred, plus intangible acquired proved leaseholds.

Unproved oil and natural gas properties are excluded from the calculation of depreciation, depletion and amortization until it is determined whether or not Proved Reserves can be assigned to such properties. At December 31, 2005, the $53.1 million in unproved oil and natural gas properties resulted from the allocation of the estimated fair value of undeveloped acreage and possible and probable reserves. We assess our unproved oil and natural gas properties for impairment on a quarterly basis.

Depreciation, depletion and amortization of evaluated oil and natural gas properties is calculated in our full cost pool using the unit-of-production method based on total Proved Reserves, as determined by independent petroleum reservoir engineers.

Sales, dispositions and other oil and natural gas property retirements are accounted for as adjustments to the full cost pool, with no recognition of gain or loss unless the disposition would significantly alter the amortization rate.

At the end of each quarterly period, the unamortized cost of proved oil and natural gas properties, net of related deferred income taxes, is limited to the sum of the estimated future net revenues from proved properties using current period-end prices discounted at 10%, adjusted for related income tax effects (ceiling test).

The calculation of the ceiling test is based upon estimates of Proved Reserves. There are numerous uncertainties inherent in estimating quantities of Proved Reserves, in projecting the future rates of production and in the timing of development activities. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of drilling, testing and production subsequent to the date of the estimate may justify revision of such estimate. Accordingly, reserve estimates are often different from the quantities of oil and natural gas that are ultimately recovered.

In September 2004, the Securities and Exchange Commission (SEC) issued SAB No. 106, which clarifies the calculation of the full cost ceiling and depreciation, depletion, and amortization of oil and natural gas properties in conjunction with accounting for asset retirement obligations under SFAS No. 143. The guidance in SAB No. 106 has not had a significant impact on our consolidated financial statements.

Gas gathering, office and field equipment

Gas gathering, office and field equipment are capitalized at cost and depreciated on a straight line basis over their estimated useful lives. Gathering systems are depreciated over estimated useful lives ranging from 10 to 25 years. Field and office equipment useful lives range from 3 to 15 years.

Goodwill

In accordance with SFAS No. 142, “Goodwill and Intangible Assets”, goodwill is not amortized, but is tested for impairment on an annual basis, or more frequently as impairment indicators arise. Impairment tests, which involve the use of estimates related to the fair market value of the business operations with which goodwill is associated, are performed at the end of our fourth quarter. Losses, if any, resulting from impairment tests will be reflected in operating income in the statement of operations. In a February 2005 letter to oil and natural gas companies, the SEC provided guidance concerning the treatment of goodwill in situations when a company sells less than 25% of its proved oil and natural gas reserves in a cost pool. The guidance indicated that such dispositions may trigger a need to evaluate goodwill for impairment under SFAS No. 142. As a result of this guidance, beginning January 1, 2005, we no longer reduce the balance of goodwill for property dispositions of less than 25% of our oil and natural gas reserves unless there is an indication that our goodwill is impaired as a result of the sale.

The following table reflects our balances for goodwill as of December 31, 2005 (in thousands):

Equity Buyout (see “Note 1—Organization and Basis of Presentation”)	$220,006
Activity during the 90 day period from October 3, 2005 to December 31, 2005	—

Balance as of December 31, 2005	$220,006

Environmental costs

Environmental costs that relate to current operations are expensed as incurred. Remediation costs that relate to an existing condition caused by past operations are accrued when it is probable that those costs will be incurred and can be reasonably estimated based upon evaluations of currently available facts related to each site.

Deferred abandonment and asset retirement obligations

Prior to 2003, EXCO did not provide for site restoration costs on its United States properties as it estimated that salvage values would exceed the asset retirement costs.

In June 2001, the Financial Accounting Standards Board issued SFAS No. 143, “Accounting for Asset Retirement Obligations”. The statement requires legal obligations associated with the retirement of long-lived assets to be recognized at their fair value at the time that the obligations are incurred. Upon initial recognition of a liability, that cost should be capitalized as part of the related long-lived asset and allocated to expense over the useful life of the asset. EXCO adopted the new rules on asset retirement obligations on January 1, 2003.

The following is a reconciliation of our asset retirement obligations for the periods indicated (in thousands):

	Predecessor	Successor
	For the 275 Day	For the 90 Day
	period from	period from
	January 1, 2005	October 3, 2005
	to	to
	October 2, 2005	December 31, 2005

Asset retirement obligation at beginning of period	$13,247	$14,275
Activity during the period:
Adjustment to liability due to purchase of EXCO by Holdings II in 2005	—	1,607
Liabilities incurred during period	1,686	51
Liabilities settled during period	(1,275)	(336)
Accretion of discount	617	226
Asset retirement obligation at end of period	14,275	15,823
Less current portion	1,713	1,408
Long-term portion	$12,562	$14,415

We have no assets that are legally restricted for purposes of settling asset retirement obligations.

Revenue recognition and gas imbalances

We use the sales method of accounting for oil and natural gas revenues. Under the sales method, revenues are recognized based on actual volumes of oil and natural gas sold to purchasers. Gas imbalances at December 31, 2005 were not significant.

Capitalization of internal costs

We capitalize as part of our proved developed oil and natural gas properties a portion of salaries and, beginning in October 2005, related share-based compensation for employees who are directly involved in the acquisition and exploitation of oil and natural gas properties. During the 275 day period from January 1, 2005 to October 2, 2005 and the 90 day period from October 3, 2005 to December 31, 2005, we have capitalized $1.2 million and $1.5 million, respectively. Included in the $1.5 million for the 90 day period from October 3, 2005 to December 31, 2005 is $1.0 million of share based compensation resulting from the adoption of SFAS No. 123(R) on October 3, 2006. See “Note 6. Stock transactions” for further discussion.

Overhead reimbursement fees

We have classified fees from overhead charges billed to working interest owners, including ourselves, of $1.3 million and $0.5 million for the 275 day period from January 1, 2005 to October 2, 2005 and the 90 day period from October 3, 2005 to December 31, 2005, respectively, as a reduction of general and administrative expenses in the accompanying statements of operations. Our share of these charges was $0.8 million and $0.3 million for the 275 day period from January 1, 2005 to October 2, 2005 and the 90 day period from October 3, 2005 to December 31, 2005, respectively, and are classified as oil and natural gas production costs.

Income taxes

Income taxes are accounted for using the liability method under which deferred income taxes are recognized for the future tax effects of temporary differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities using the enacted statutory tax rates in effect at year-end. The effect on deferred taxes for a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance for deferred tax assets is recorded when it is more likely than not that the benefit from the deferred tax asset will not be realized.

Stock options

On December 16, 2004, FASB issued SFAS No. 123(R), which is a revision of SFAS No. 123. SFAS No. 123(R) supersedes APB 25 and amends SFAS No. 95, “Statement of Cash Flows.” Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in our consolidated statements of operations based on their estimated fair values. Pro forma disclosure is no longer an alternative.

We adopted the 2005 Long-Term Incentive Plan (the 2005 Incentive Plan) which provides for the granting of options to purchase up to 10,000,000 shares of Holdings common stock. New shares will be issued for any stock options exercised. As a result of the new basis in accounting due to the Equity Buyout, we adopted the provisions of SFAS No. 123(R) as of October 3, 2005 in connection with the Equity Buyout. See “Note 6. Stock transactions” for additional information related to the 2005 Incentive Plan. The adoption of SFAS No. 123(R) did not have a cumulative affect on our financial statements as no options were outstanding prior to October 5, 2005.

SFAS No. 123, “Accounting for Stock—Based Compensation” defines a fair value based method of accounting for employee stock compensation plans, but allows for the continuation of the intrinsic value based method of accounting to measure compensation cost prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25). For companies electing not to change their accounting, SFAS 123 requires pro forma disclosures of earnings and earnings per share as if the change in accounting provision of SFAS 123 has been adopted.

Certain employees were granted Holdings stock options under Holdings’ 2004 Long-Term Incentive Plan (the Holdings Plan). The Holdings Plan provides for grants of stock options that could have been exercised for Class A common shares of Holdings. The stock options were to vest upon the earlier of a change in control of Holdings, the consummation of an initial public offering or three years from the date of grant, and expire ten years after the date of grant. Holdings had reserved 12,962,968 shares of its Class A common stock for issuance upon the exercise of stock options. The Equity Buyout was a change of control under the Holdings Plan. All Holdings stock options outstanding on October 3, 2005 (8,671,906 shares) were cancelled upon the payment of an aggregate amount of $17.8 million to the holders of the stock options. This amount was expensed as general and administrative expense during the 275 day period from January 1, 2005 to October 2, 2005.

Foreign currency translation

Addison, our former Canadian subsidiary, entered into a long-term note agreement with a U.S. subsidiary of EXCO in the amount of $98.8 million. Addison used the proceeds of this borrowing to repay virtually all of its outstanding indebtedness under its Canadian credit agreement in April 2004. The indebtedness was denominated in U.S. dollars and was repaid upon the sale of Addison on February 10, 2005. Under the provisions of SFAS No. 52 “Foreign Currency Translation”, Addison was required to recognize any foreign transaction gains or losses in its statement of operations when translating this liability from U.S. dollars to Canadian dollars. Gain or loss recognized by Addison was not eliminated when preparing EXCO’s consolidated statement of operations. As a result, we recorded a non-cash foreign currency loss of $3.5 million for the 275 day period from January 1, 2005 to October 2, 2005. These amounts are included in loss from operations of discontinued operations in the accompanying consolidated statements of operations.

3.             Significant recent transactions

TXOK acquisition

On September 16, 2005, Holdings II formed TXOK Acquisition, Inc., or TXOK, for the purpose of acquiring ONEOK Energy Resources Company and ONEOK Energy Resources Holdings, L.L.C., or collectively, ONEOK Energy. Prior to TXOK’s acquisition of ONEOK Energy, EXCO Holdings owned all of the issued and outstanding common stock of TXOK and BP EXCO Holdings LP, an entity controlled by Mr. Boone Pickens, one of our directors, held all of the outstanding shares of TXOK preferred stock. On September 27, 2005, TXOK completed the acquisition of ONEOK Energy for an aggregate purchase price of approximately $642.9 million, or $633.0 million after contractual adjustments. Effective upon closing, ONEOK Energy Resources Company and ONEOK Energy Resources Holdings, L.L.C. became wholly-owned subsidiaries of TXOK. EXCO Holdings purchased an additional $20.0 million of Class B common stock of TXOK on October 7, 2005, which investment represented an 11% equity interest and a 10% voting interest in TXOK. The preferred stock of TXOK held by BP EXCO Holdings LP represented the remaining 89% equity interest and 90% voting interest of TXOK.

TXOK funded the acquisition of ONEOK Energy with (i) $20.0 million in private debt financing, $15.0 million of which was provided by Mr. Boone Pickens, one of our directors, which has since been repaid; (ii) the issuance of $150.0 million of the 15% Series A Convertible Preferred Stock of TXOK, or the TXOK preferred stock, to BP EXCO Holdings LP, an entity controlled by Mr. Pickens; (iii) approximately $308.8 million of borrowings under the revolving credit facility of TXOK, or the TXOK credit facility; and (iv) $200.0 million of borrowings under the second lien term loan facility of TXOK, or the TXOK term loan.

We would have accounted for our investment in TXOK using the cost method of accounting however the preferred stock was redeemed upon closing of the IPO resulting in TXOK becoming a wholly-owned subsidiary which requires the use of the equity method of accounting for our investment in TXOK Acquisition, Inc. until February 14, 2006.

The TXOK preferred stock was redeemed on February 14, 2006. The redemption price for the TXOK preferred stock was cash in the amount of $150.0 million plus $8.8 million of unpaid dividends at a rate of 15% and of 388,889 shares of our common stock. The EXCO common stock issued in connection with the preferred redemption represented the value necessary to produce an overall 23% annualized rate of return on the state value of the TXOK preferred stock as of the date of redemption pursuant to the terms of the preferred stock agreements. For purposes of calculating the rate of return, the common stock of EXCO was valued at the lesser of $12.00 or the offering price to the public in the offering.

The Equity Buyout

On August 29, 2005, EXCO announced that the Board of Directors of Holdings approved for consideration by the Holdings stockholders the proposed terms of an equity buyout (Equity Buyout) pursuant to a purchase of all of the outstanding shares of capital stock of Holdings by EXCO Holdings II, Inc. (Holdings II), a Delaware corporation controlled by a group of investors led by Douglas H. Miller, the Chairman and Chief Executive Officer of Holdings.

On October 3, 2005, Holdings II completed its purchase of all of the outstanding shares of capital stock of Holdings for an aggregate purchase price of approximately $699.3 million. The Equity Buyout was funded by a combination of (i) $350.0 million of interim loan indebtedness (interim bank loan), including $0.7 million for working capital, (ii) approximately $183.1 million from the issuance of Holdings II common stock to new private equity investors and EXCO employees and (iii) the exchange of Holdings Class A and Class B common stock valued at approximately $166.9 million for Holdings II common stock. Holdings’ majority stockholder sold all of its shares for cash. JPMorgan Chase Bank, N.A. was the lead lender under the interim bank loan.

The Equity Buyout was accounted for as a purchase pursuant to SFAS No. 141 – “Business Combinations.” The following table presents the purchase price and the allocation of the fair value of assets and liabilities in this transaction:

(in thousands)

Acquisition cost:
Payments for shares	$478,836
Exchange of Holdings II shares for Holdings shares	166,884
Assumption of senior notes ($452,643 aggregate book value plus $15,357 premium to fair value)	468,000
Assumption of long-term debt	1
Less cash assumed of $236,371, less cash compensation payments related to the Equity Buyout	(206,507)
Total Holdings acquisition cost	$907,214

Allocation of acquisition cost:
Oil and natural gas properties—proved	$852,122
Oil and natural gas properties—unproved	58,573

Total oil and natural gas properties	910,695
Gas gathering assets and other equipment	33,073
Deferred tax asset ($3,471 reclassified to deferred tax liability)	—
Other assets, reflecting the reduction of deferred debt issuance costs of $8,862 to zero	285
Goodwill	220,006
Other current assets	50,898
Accounts payable and accrued expenses	(44,703)
Asset retirement obligations and other long-term liabilities	(17,538)
Oil and natural gas derivative liabilities	(156,549)
Deferred tax liability of $131,916 at an average marginal tax rate of 39.5%(1), net of $42,963 reclassification of Holdings historical deferred tax asset	(88,953)

Total allocation	$907,214

(1)  Marginal tax rate includes federal income taxes at 35.0% plus a blended state tax rate of 4.5%.

As a result of the Equity Buyout, we recorded stock based and other compensation expense for the following items during the 275 day period from January 1, 2005 to October 2, 2005:

•                                          A non-cash charge of approximately $44.1 million as a result of the acquisition by Holdings II of all of the shares of Class B common stock of Holdings held by members of our management and other employees. The offset to this expense was to Shareholders’ Equity as additional paid-in capital. The shareholder agreements governing the Class A and Class B shares of Holdings provided that, upon the occurrence of certain specified events, including a change of control as occurred upon the Equity Buyout:

•              the holders of the Class A shares were to receive the first $175.0 million in proceeds, and

•                                          the remaining proceeds in excess of the $175.0 million were to be allocated on a pro-rata basis to the holders of the Class A and Class B shares.

For financial accounting purposes, the Class B shares were considered to be a “variable” plan since a holder of the shares had to be employed at the date of a participation event, such as a change of control, to receive fair value for the Class B shares.

•                                          A charge of $17.8 million for payments made to holders of options to purchase Class A shares of Holdings less options held by the Employee Stock Participation Plan (ESPP). This amount was paid to option holders at the time of the Equity Buyout by Holdings to purchase all stock options outstanding at that time. The amount represents the cumulative difference between the $5.197 per share purchase price for the Equity Buyout for the Class A shares and the exercise price of the outstanding stock options times the number of stock options outstanding.

•                                          A charge of $8.3 million for payments made to our employees who were participants in the ESPP. This amount was paid at the time of the Equity Buyout and was based upon shares of Holdings Class A and Class B stock that were reserved, but unissued, and options granted to the ESPP under the Holdings’ 2004 Long-Term Incentive Plan (the Holdings Plan). All employees on the date of the Equity Buyout who were not direct owners of Holdings Class A or Class B stock received payments under the ESPP. For financial accounting purposes, the ESPP was considered to be a “variable” plan since, to be eligible, a recipient had to be employed at the date of the change of control to receive a payment. As a result, we did not recognize compensation expense prior to the consummation of the change of control event.

•                                          A charge of $2.6 million for accelerated payments made by Holdings to certain employees of EXCO under the Holdings Bonus Retention Plan. The Holdings Bonus Retention Plan was accelerated, paid in full and terminated upon consummation of the Equity Buyout.

We adopted the 2005 Long-Term Incentive Plan (the 2005 Incentive Plan) which provides for the granting of options to purchase up to 10,000,000 shares of Holdings (formerly Holdings II) common stock. On October 5, 2005, options were granted under the 2005 Incentive Plan to our employees to purchase 4,992,650 shares of Holdings common stock at $7.50 per share. As of December 31, 2005, a total of 4,973,075 options were issued and outstanding. The options expire ten years from the date of grant. Pursuant to the 2005 Incentive Plan, 25% of the options vest immediately with an additional 25% to vest on each of the next three anniversaries of the date of the grant. As a result of the new basis in accounting due to the Equity Buyout, we adopted the provisions of SFAS No. 123(R), “Share-Based Payment” as of October 3, 2005. As a result, we recorded non-cash compensation of $2.2 million as general and administrative expenses and capitalized $1.0 million as oil and natural gas properties during the 90 day period from October 3, 2005 to December 31, 2005.

Merger of Holdings II into Holdings

Promptly following the consummation of the Equity Buyout, Holdings II merged with and into Holdings (Holdings II Merger). As a result of the Holdings II Merger, each outstanding share of Holdings II common stock was cancelled and exchanged for one share of Holdings common stock. In addition all shares of Holdings Class A and Class B common stock held by Holdings II were cancelled in connection with the Holdings II Merger. The Equity Buyout was accounted for as a purchase pursuant to SFAS No.141, which resulted in the assets and liabilities being recorded at their fair value. Holdings II is deemed the accounting acquiror of Holdings.

Pursuant to the Holdings II Merger, the indebtedness incurred by Holdings II to fund the Equity Buyout was assumed by Holdings.

4.             Long-term debt and interim bank loan

Long-term debt is summarized as follows:

December 31,
2005
(In thousands)

Notes payable	$1
7¼% senior notes due 2011	461,801
Less current maturities	—
Long-term debt	$461,802

Credit agreements

Credit agreement.

On January 27, 2004, our credit agreement was amended and restated to provide for borrowings up to $250.0 million with a borrowing base of $120.0 million. The amendment also provided for an extension of the credit agreement maturity date to January 27, 2007. Effective October 8, 2004 and August 12, 2005, the borrowing base was redetermined at $145.0 million, and will be redetermined each May 1 and November 1 thereafter. Our borrowing base is determined based on a number of factors including commodity prices. We use derivative financial instruments to lessen the impact of volatility in commodity prices. At December 31, 2005, we had $1,000 of outstanding indebtedness under our credit agreement. At December 31, 2005, the six month LIBOR rate was 4.70%, which would result in an interest rate of approximately 5.95% of any new indebtedness we may incur under the credit agreement. Borrowings under our amended and restated credit agreement are collateralized by a first lien mortgage providing a security interest in 90% of our U.S. oil and natural gas properties including North Coast. At our election, interest on borrowings may be (i) the greater of the administrative agent’s prime rate or the federal funds effective rate plus .50% plus an applicable margin or (ii) LIBOR (London InterBank Offered Rate) plus an applicable margin. At December 31, 2005, the six month LIBOR rate was 4.70% which would result in an interest rate of approximately 5.95% on any new indebtedness we may incur under the U.S. credit agreement.

On September 30, 2005, we entered into the Fourth Amendment to the U.S. credit agreement, which amended the credit agreement to, among other things (i) permit the acquisition of Holdings by Holdings II, (ii) adjust the restriction on sales of assets by the borrowers and certain subsidiary guarantors under the credit agreement and the application of the proceeds from such sales of assets and (iii) permit the redemption of our senior notes pursuant to the terms of the indenture. Pursuant to the interim bank loan incurred by Holdings II in connection with the Equity Buyout on October 3, 2005, total advances under our credit agreement could not exceed $10.0 million until the interim bank loan was repaid in full in connection with our initial public offering which closed on February 14, 2006.

Canadian credit agreement.    At December 31, 2004, we had approximately $12.9 million of outstanding indebtedness under our Canadian credit agreement (which has been reclassified as Liabilities from discontinued operations on the Consolidated Balance Sheet at December 31, 2004). Borrowings under the Canadian credit agreement were collateralized by a first lien mortgage providing a security interest in 90% of our Canadian oil and natural gas properties. We repaid all outstanding indebtedness under our Canadian credit agreement in full on February 10, 2005 with a portion of the proceeds received from the sale of Addison.

Financial covenants and ratios.    Our amended and restated U.S. credit agreement contains certain financial covenants and other restrictions which require that we:

•                                          maintain a ratio of our consolidated current assets to consolidated current liabilities (as defined under our credit agreements) of at least 1.0 to 1.0 at the end of any fiscal quarter;

•                                          not permit our ratio of consolidated funded debt to consolidated EBITDA (as defined under our credit agreements) to be greater than (i) 4.35 to 1.00 at the end of each fiscal quarter ending on or before March 31, 2005 and (ii) 4.00 to 1.00 on June 30, 2005 and at the end of each fiscal quarter thereafter;

•                                          not permit our ratio of consolidated funded debt (other than the senior notes) to consolidated EBITDA (as defined under our credit agreements) to be greater than 3.00 to 1.00 on June 30, 2004 and at the end of each fiscal quarter thereafter; and

•                                          not permit our ratio of consolidated EBITDA to consolidated interest expense (as defined under our credit agreements) to be less than 2.5 to 1.0 at the end of each fiscal quarter.

Additionally, the credit agreements contain a number of other covenants regarding our liquidity and capital resources, including restrictions on our ability to incur additional indebtedness, restrictions on our ability to pledge assets, and prohibit the payment of dividends on our common stock. At December 31, 2005, we were in compliance with the covenants contained in our U.S. credit agreement.

Dividend restrictions.    We have not paid any cash dividends on our common stock, and do not anticipate paying cash dividends on our common stock in the foreseeable future. In addition, our U.S. credit agreement currently prohibits us from paying dividends on our common stock. Even if our U.S. credit agreement permitted us to pay cash dividends, we can make those payments only from our surplus (the excess of the fair value of our total assets over the sum of our liabilities plus our total paid-in share capital). In addition, we can pay cash dividends only if after paying those dividends we would be able to pay our liabilities as they become due.

7¼% senior notes due January 15, 2011

On January 20, 2004, EXCO completed the private placement of $350.0 million aggregate principal amount of 7¼% senior notes due January 15, 2011 pursuant to Rule 144A and Regulation S under the Securities Act of 1933 (Securities Act) at a price of 100% of the principal amount. The net proceeds of the offering were used to acquire North Coast, pay down debt under our credit facilities and North Coast’s credit facility, repay our senior term loan in full and pay fees and expenses associated with those transactions.

On April 13, 2004, EXCO completed a private placement of an additional $100.0 million aggregate principal amount of the senior notes pursuant to Rule 144A, having the same terms and governed by the same indenture as the notes issued on January 20, 2004. The notes issued on April 13, 2004 were issued at a price of 103.25% of the principal amount plus interest accrued since January 20, 2004. The net proceeds of the April 13, 2004 offering were used to repay substantially all of our outstanding indebtedness under our Canadian credit agreement and pay fees and expenses associated therewith.

On May 28, 2004, EXCO concluded an exchange offer of $450.0 million aggregate principal amount of our senior notes, which were privately placed in January and April 2004, for $450.0 million aggregate principal amount of our senior notes that have been registered under the Securities Act. Holders of all but $0.3 million of the senior notes elected to accept our exchange offer.

In accordance with the terms of the indenture governing our senior notes, at the time of the closing of the sale of Addison Energy Inc., the security interest of the holders of our senior notes in two-thirds of the common stock of Addison was released and a second lien security interest (behind the first lien security interest under our U.S. credit agreement) was effected in U.S. $120.6 million of cash equivalents, which represents two-thirds of the net cash proceeds from the sale of the Addison stock. An additional U.S. $75.8 million of proceeds from the Addison disposition were applied to temporarily pay down borrowings under our U.S. credit agreement to a nominal amount. The remaining Addison disposition proceeds of U.S. $130.3 million were invested in short-term investments as permitted under our U.S. credit agreement and our senior notes. The net cash proceeds from the Addison disposition as determined under the indenture governing our senior notes was U.S. $326.8 million and may be used only in accordance with the terms of the indenture. The indenture provides that the net cash proceeds from an asset disposition must be used to permanently reduce debt, reinvest in our business or make an offer to the holders to repurchase their senior notes.

The Equity Buyout was a change of control under the indenture governing the senior notes. As a result of this change of control and also in connection with the sale of Addison, on November 2, 2005, we commenced an offer to the holders of senior notes to repurchase up to $120.6 million of senior notes at 100% of the principal amount plus accrued and unpaid interest of the notes pursuant to the indenture. Simultaneously therewith, we commenced an offer to repurchase all outstanding senior notes at 101% of the principal amount plus accrued and unpaid interest in connection with the change in control provision contained in the indenture as a result of the Equity Buyout. Holders of $5.3 million in aggregate principal amount of the senior notes were tendered to and purchased by us in December 2005 as a result of these offers for total consideration of $5.5 million including accrued plus unpaid interest and the applicable premium. As a result of the repurchase of these senior notes, we recognized a gain upon the early extinguishment of these notes in the amount of approximately $151,000 during the 90 day period from October 3, 2005 to December 31, 2005 which has been reflected in other income on our consolidated statements of operations. Upon completion of the offer to repurchase related to the Addison sale, the second lien security interest on $120.6 million of the proceeds from the sale and the general restrictions under the indenture on the entire proceeds was terminated.

Interest is payable on the senior notes semi-annually in arrears on January 15 and July 15 of each year. The senior notes mature on January 15, 2011. Prior to January 15, 2007, EXCO may redeem all, but not less than all, of the senior notes in cash at a redemption price equal to 100% of the principal amount of the notes plus a premium. We may redeem some or all of the senior notes beginning on January 15, 2007 for the redemption price set forth in the notes.

As part of the “pushdown accounting” resulting from the Equity Buyout, the senior notes were recorded at their fair value of $468.0 million on October 3, 2005. The resulting premium of $18.0 million in excess of the aggregate principal amount will be amortized over the remaining life of the senior notes. The unamortized premium was $17.1 million at December 31, 2005. The purchase of the $5.3 million in aggregate principal amount of senior notes tendered to us as discussed above has reduced the premium to be amortized by approximately $202,000.

The indenture governing the senior notes contains covenants which limit our ability and the ability of certain of our subsidiaries to:

•  incur or guarantee additional debt and issue certain types of preferred stock;

•  pay dividends on our capital stock or redeem, repurchase or retire our capital stock or subordinated debt;

•  make investments;

•  create liens on our assets;

•  enter into sale/leaseback transactions;

•  create restrictions on the ability of our restricted subsidiaries to pay dividends or make other payments to us;

•  engage in transactions with our affiliates;

•  transfer or issue shares of stock of subsidiaries;

•  transfer or sell assets; and

•  consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries.

The estimated fair value of our senior notes at December 31, 2005 was $453.6 million as compared to the carrying amount of $461.8 million (including $17.1 million of unamortized premium). The fair value of the senior notes is estimated based on quoted market prices for the senior notes.

Interim bank loan

In order to fund the Equity Buyout on October 3, 2005, Holdings II borrowed $350.0 million in interim debt financing under a credit agreement dated October 3, 2006 with JP Morgan. The loan was collateralized by a first priority lien on all of our common stock. The maturity date of the loan is July 3, 2006, with an interest rate of 10%. The loan agreement contains representations and warranties, covenants and conditions usual for a transaction of this type. Covenants contained in this loan include, among other things, restrictions on the incurrence of indebtedness, the payment dividends, redemption of capital stock and making of certain investments, sales of assets and subsidiary stock, entering into sale and leaseback transactions, entering into agreements that restrict the payment of dividends by subsidiaries, or the repayment of intercompany loans and advances, entering into affiliate transactions, entering into mergers, consolidations and sales of substantially all of our assets, amending material debt instruments, and certain other activities. The interim bank loan could be prepaid, in whole or in part, at the option of Holdings II, at any time upon three days’ prior notice.

The interim bank loan is legally in the name of Holdings II. The Equity Buyout resulted in a change of control. GAAP requires the acquisition by Holdings II to be accounted for as a purchase transaction in accordance with SFAS No. 141. In addition, GAAP requires the application of “push down accounting” in situations where the ownership of an entity has changed, meaning that the post transaction financial statements of the acquired entity (EXCO) reflect the new basis of accounting in accordance with SAB 54. In addition to the stepped-up basis resulting from the acquisition, the interim bank loan has been “pushed-

down” to EXCO and is presented as a component of consolidated debt.

On February 14, 2006, upon closing of the initial public offering (IPO), the interim bank loan, together with accrued interest was paid in full.

5.             Income taxes

The income tax provision attributable to our income (loss) before income taxes consists of the following:

	Predecessor	Successor
	For the 275 day	For the 90 day
	period from	period from
	January 1, 2005	October 3, 2005
	to	to
(in thousands)	October 2, 2005	December 31, 2005

Current:
U.S.
Federal	$(3,563)	$(7,020)
State	(668)	(1,315)
Total current income tax (benefit)	(4,231)	(8,335)

Deferred:
U.S.
Federal	(49,881)	12,949
State	(9,586)	3,017
Canadian	—	—
Total deferred income tax (benefit)	(59,467)	15,966
Total income tax (benefit)	$(63,698)	$7,631

We have net operating loss carryforwards (NOLs) for United States income tax purposes that have either been generated from our operations or were purchased in our acquisitions. Our ability to use the purchased NOLs has been restricted by Section 382 of the Internal Revenue Code due to ownership changes which occurred on December 19, 1997 and July 29, 2003, the change in ownership of Rio Grande, Inc. which occurred on March 16, 1999, as well as the Equity Buyout, which occurred on October 3, 2005. We estimate that approximately $7.4 million of the NOLs limited by Section 382 will expire prior to their utilization. Expiration is expected to occur from 2005 through 2019. Accordingly, a valuation allowance of $2.6 million was established to reserve a portion of NOLs in excess of the Section 382 limitations, which we believe will more likely than not expire unutilized. Prior to the Equity Buyout, this valuation allowance and its associated deferred tax asset was written off because it was deemed worthless.

At December 31, 2002, EXCO had a valuation allowance to offset its U.S. deferred tax assets. During the 209 day period from January 1, 2003 to July 28, 2003, we had a U.S. operating loss and accordingly increased our valuation allowance to reflect that loss. As a result of the going private transaction, we were in a deferred tax liability position in the United States at the time of the transaction due to the step up in basis for book purposes related to purchase accounting and the carryover of tax basis. Except for the valuation allowance against NOLs limited by Section 382 described above, no valuation allowance was recognized in the purchase price allocation resulting from the going private transaction at December 31, 2003, December 31, 2004, or at the Equity Buyout on October 3, 2005. During the 275 day period from January 1, 2005 to October 2, 2005, the valuation allowance against NOLs limited by Section 382 and its associated deferred tax asset was written off.

Prior to the fourth quarter of 2004, we had not provided for any U.S. deferred income taxes on the undistributed earnings of Addison, our former Canadian subsidiary, based upon the determination that those earnings would be indefinitely reinvested in Canada. On October 22, 2004, the President signed the American Jobs Creation Act of 2004 (the Act). The Act created a temporary incentive for U.S. corporations to repatriate accumulated income earned abroad by providing an 85% dividends received deduction for certain dividends from controlled foreign corporations. In February 2005, we repatriated Cdn. $74.5 million (U.S. $59.6 million) in an extraordinary dividend, as defined in the Act, from Addison. Accordingly, we recognized a tax liability of $8.2 million as of December 31, 2004 related to the extraordinary dividend. This dividend represented a substantial portion of the undistributed earnings of Addison, based upon its earnings and profits as determined under U.S. federal income tax law, as of December 31, 2004. As a result of certain technical corrections to the Act, we recognized a benefit of $2.1 million in our current income taxes during the 275 day period from January 1, 2005 to October 2, 2005 related to this dividend. This additional $2.1 million benefit has been recognized as a component of taxes from continuing operations pursuant to SFAS No. 109, “Accounting for Income Taxes” (SFAS No. 109) and Emerging Issues Task Force 93-13, “Effect of a Retroactive Change in Enacted Tax Rates That is Included in Income from Continuing Operations” (EITF 93-13), which require that the tax effect of a change in enacted tax rates be allocated to continuing operations without regard to whether the item giving rise to the effect is a component of discontinued operations.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of our deferred tax liabilities and assets are as follows:

December 31,
(in thousands)	2005

Current deferred tax assets:
Basis difference in fair value of derivative financial instruments	$26,605
Other	3,363
Total current deferred tax assets	29,968

Long-term deferred tax assets:
Net operating loss carryforwards - U.S.	1,879
Basis difference in fair value of derivative financial instruments	34,300
Credit carryforwards	—
Purchase accounting adjustment to bond premium	5,456
Share-based compensation	437
Other	3
Valuation allowance for deferred tax assets	—
Total long-term deferred tax assets	$42,075

Deferred tax liabilities:
Book basis of oil and natural gas properties in excess of tax basis - U.S.	$(176,677)
Taxes on undistributed earnings — TXOK Acquisition, Inc.	(310)
Total deferred liabilities	$(176,987)

Net noncurrent deferred tax liabilities	$(134,912)

A reconciliation of our income tax provision (benefit) computed by applying the statutory United States federal income tax rate to our income (loss) before income taxes for the 275 day period from January 1, 2005 to October 2, 2005 and the 90 day period from October 3, 2005 to December 31, 2005 is presented in the following table:

		Successor
	For the 275 Day	For the 90 Day
	Period From	Period From
	January 1, 2005	October 3, 2005
	to	to
(in thousands)	October 2, 2005	December 31, 2005

United States federal income taxes (benefit) at statutory rate of 35%	$(70,293)	$8,393
Increases (reductions) resulting from:
Undistributed earnings of foreign subsidiary	—	—
Foreign tax items	644	(2,996)
Change in Canadian tax rates	—	—
Change in U.S. tax law related to Canadian dividend	(2,075)	—
Adjustments to the valuation allowance	—	—
Non-deductible charges (non-taxable income)	15,432	604
State taxes net of federal benefit	(6,665)	1,095
Other	(741)	535
Tax provision before cumulative effect of change in accounting principles	$(63,698)	$7,631

6.             Stock transactions

As discussed in Note 2. Summary of significant accounting policies, certain of our employees have been granted Holdings stock options under the Holdings Plan. The following table summarizes Holdings stock option activity under the Holdings Plan:

	Stock options	Weighted average exercise price per share

Options outstanding at December 31, 2004	8,801,354	$3.00
Granted	194,630	$3.57
Expired or canceled	324,078	$3.00
Exercised	—	—
Cash-out in connection with Equity Buyout	8,671,906	$3.01

Options outstanding at October 3, 2005	—	—

All of the issued and outstanding Holdings stock options as of October 3, 2005 were purchased by Holdings as a part of the Equity Buyout transaction. This resulted in a charge of $17.8 million to general and administrative expense during the 275 day period from January 1, 2005 to October 2, 2005.

The 2005 Incentive Plan provides for the granting of options to purchase up to 10,000,000 shares of Holdings (formerly Holdings II) common stock. From October 5, 2005 to December 31, 2005, options were granted under the 2005 Incentive Plan to our employees to purchase 4,992,650 shares of Holdings common stock at $7.50 per share. The options expire ten years following the date of grant and have a weighted average remaining life of 9.75 years. Pursuant to the 2005 Incentive Plan, 25% of the options vest immediately with an additional 25% to vest on each of the next three anniversaries of the date of the grant. As of December 31, 2005, there were 5,026,925 shares available to be granted under the Plan.

The following table summarizes Holdings stock option activity related to our employees under the 2005 Incentive Plan:

	Stock options	Weighted average exercise price per share

Options outstanding at October 3, 2005	—	—
Granted	4,992,650	$7.50
Expired or canceled	19,575	$7.50
Exercised	—	—

Options outstanding at December 31, 2005	4,973,075	$7.50

Options exercisable at December 31, 2005	1,244,113	$7.50

The present value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model. The following assumptions were used for the Holdings options included in the above table:

Fair market value of stock at date of grant	$7.50
Option exercise prices	$7.50
Expected life	4 years
Risk-free rate of return	10-year U.S. Treasury Notes
Volatility	30.4%
Dividend yield	0%
Calculated Black-Scholes values	$2.29 per option

As required by SFAS 123(R), the granting of options under the 2005 Incentive Plan by Holdings to our employees are share-based payment transactions and are to be treated as compensation expense by us with a corresponding increase to additional paid-in capital. Volatility was determined based on the weighted average of historical volatility of the common stock of the Public Predecessor for 1.25 years and the daily closing prices from five comparable public companies. Total share-based compensation for the 90 day period from October 3, 2005 to December 31, 2005 was $3.2 million, of which $2.2 million is included in general and administrative expense and $1.0 million was capitalized as part of proved developed and undeveloped oil and natural gas properties, as discussed in “Note 2. Summary of significant accounting policies.” Total share-based compensation to be recognized on unvested awards is $7.5 million over a weighted average period of 2.83 years.

In July 2003, Holdings issued 115.9 million of its Class A common stock valued at $1.50 per share to institutional investors, members of EXCO’s management and key employees, and other investors in exchange for cash, shares of EXCO common stock and, in the case of certain members of management and key employees, notes receivable. Also in July 2003, Holdings issued 11.9 million shares of Class B common stock valued at $0.001 per share to members of management and key employees for cash. The shareholder agreement governing the Class A and Class B common stock provided that, upon the occurrence of certain specified events, including a change in control as occurred upon the Equity Buyout, the Class A common stock was entitled to receive the first $175.0 million upon the sale or liquidation of Holdings. Thereafter, the Class A and Class B common stock shared all proceeds on a pro-rata basis. As discussed in Note 1. Organization, the Class B common stock was considered to be a “variable” plan for financial accounting purposes. As a result, we recognized a non-cash charge of approximately $44.1 million during the 275 day period from January 1, 2005 to October 2, 2005 related to the Class B common stock.

7. Employee benefit plans

We sponsor two 401(k) plans for our U.S. employees and match up to 100% of employee contributions based on years of service with us. Our matching contributions of $423,000 and $95,000 for the 275 day period from January 1, 2005 to October 2, 2005 and for the 90 day period from October 3, 2005 to December 31, 2005, respectively, have been included as general and administrative expense.

8. Commitments and contingencies

We lease our offices and certain equipment. Our rental expenses were approximately $0.6 million and $0.2 million for the 275 day period from January 1, 2005 to October 2, 2005, and the 90 day period from October 3, 2005 to December 31, 2005, respectively. Our future minimum rental payments under operating leases with remaining noncancellable lease terms at December 31, 2005, are as follows:

(in thousands)	Amount

2006	$3,284
2007	3,141
2008	3,067
2009	3,545
2010	771
Thereafter	856
$14,664

On November 4, 2005, we entered into an agreement with a contract drilling company which commits us to utilize, or to pay for if not utilized, the use of three drilling rigs in east Texas until December 31, 2007. As of December 31, 2005, the minimum amount that we are obligated to pay under the contract is $25.2 million.

In the ordinary course of business, we are periodically a party to lawsuits. We do not believe that any resulting liability from existing legal proceedings, individually or in the aggregate, will have a materially adverse effect on our results of operations or financial condition. However, future costs associated with legal proceedings may be material to our operating results and liquidity.

9. Environmental regulation

Various federal, state and local laws and regulations covering discharge of materials into the environment, or otherwise relating to the protection of the environment, may affect our operations and the costs of our oil and natural gas exploitation, development and production operations. We do not anticipate that we will be required in the foreseeable future to expend amounts material in relation to the financial statements taken as a whole by reason of environmental laws and regulations. Because these laws and regulations are constantly being changed, we are unable to predict the conditions and other factors over which we do not exercise control that may give rise to environmental liabilities affecting us.

10. Segment information

We have operations in only one industry segment, that being the oil and natural gas exploration and production industry; however, we are organizationally structured along geographic operating segments. We have geographic operating segments in the United States and, until February 10, 2005, in Canada. Upon the acquisition of TXOK at the closing of the IPO, our geographic operating segments in the United States were the U.S., excluding Appalachia, which includes the properties of EXCO (excluding Appalachia) and the TXOK properties, and the Appalachian segment, which includes the properties of North Coast Energy, Inc., our wholly-owned subsidiary. The results of operations from our oil and natural gas producing activities, excluding information relating to Addison, are as follows:

	U.S. (excluding
(in thousands)	Appalachia)	Appalachia	Total

Predecessor -
For the 275 day period from January 1, 2005 to October 2, 2005:
Revenues and other income:
Oil and natural gas	$55,177	$77,644	$132,821
Commodity price risk management activities	(56,705)	(120,548)	(177,253)
Other income	5,827	1,269	7,096
Total revenues and other income	4,299	(41,635)	(37,336)

Cost and expenses:
Oil and natural gas production	11,407	10,750	22,157
Depreciation, depletion and amortization	11,355	13,332	24,687
Accretion of discount on asset retirement obligations	277	340	617
General and administrative	79,317	10,125	89,442
Interest	349	26,326	26,675
Total cost and expenses	102,705	60,873	163,578
Loss before income taxes	(98,406)	(102,508)	(200,914)
Income tax benefit	(21,538)	(42,160)	(63,698)
Loss before discontinued operations	(76,868)	(60,348)	(137,216)
Discontinued operations:
Loss from operations	(4,403)	—	(4,403)
Gain on disposition of Addison Energy Inc	175,717	—	175,717
Income tax expense	49,282	—	49,282
Income from discontinued operations	122,032	—	122,032
Net income	$45,164	$(60,348)	$(15,184)

Goodwill at end of period	$19,983	—	$19,983
Total assets at end of period	$463,543	$447,584	$911,127

	U.S. (excluding
(in thousands)	Appalachia)	Appalachia	Total

Successor -
For the 90 day period from October 3, 2005 to December 31, 2005:
Revenues and other income:
Oil and natural gas	$23,271	$46,790	$70,061
Commodity price risk management activities	2,856	(3,112)	(256)
Other income	1,858	516	2,374
Total revenues and other income	27,985	44,194	72,179

Cost and expenses:
Oil and natural gas production	4,569	4,380	8,949
Depreciation, depletion and amortization	5,689	8,382	14,071
Accretion of discount on asset retirement obligations	84	142	226
General and administrative	4,988	1,387	6,375
Interest	19,414	—	19,414
Total cost and expenses	34,744	14,291	49,035

Equity in net income of TXOK Acquisition Inc.	837	—	837
Income (loss) before income taxes	(5,922)	29,903	23,981
Income tax expense (benefit)	(3,197)	10,828	7,631
Net income (loss)	$(2,725)	$19,075	$16,350

Goodwill at end of period	$76,786	$143,220	$220,006
Total assets at end of period	$690,158	$840,335	$1,530,493

The following table presents total capitalized costs of proved and unproved properties, accumulated depreciation, depletion and amortization related to oil and natural gas production, and total assets.

	EXCO
	(excluding
(in thousands)	Applications)	Applachia	Total
As of December 31, 2005:
Oil and natural gas properties, including proved and unproved leasehold	$336,250	$590,466	$926,716
Accumulated depreciation, depletion and amortization	(5,473)	(7,808)	(13,281)
Oil and natural gas properties, net	$330,777	$582,658	$913,435
Goodwill	$76,786	$143,220	$220,006
Total Assets	690,028	840,465	1,530,493

11. Derivative financial instruments

In connection with the incurrence of debt related to our acquisition activities, our management has adopted a policy of entering into oil and natural gas derivative financial instruments to protect against commodity price fluctuations and to achieve a more predictable cash flow. SFAS No. 133 requires that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative’s gains and losses to offset related results from the hedged item on the income statement. Companies must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. For derivatives classified as cash flow hedges, changes in fair value are recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of any change in the fair value of a derivative designated as a hedge is immediately recognized in earnings in our public predecessor basis financial statements. We currently do not designate our derivative financial instruments as hedging instruments and, as a result, we recognize the change in the derivative’s fair value currently in earnings.

The following table sets forth our oil and natural gas derivatives as of December 31, 2005. The fair values at December 31, 2005 are estimated from quotes from the counterparties and represent the amount that we would expect to receive or pay to terminate the contracts at December 31, 2005. We have the right to offset amounts we expect to receive or pay among our individual counterparties. As a result, we have offset amounts for financial statement presentation purposes.

(in thousands, except prices)	Volume Mmbtus/Bbls	Weighted average strike price per Mmbtu/Bbl	Fair value at December 31, 2005

Natural gas:
Swaps:
2006	14,418	$6.93	$(54,107)
2007	12,410	6.58	(42,560)
2008	10,980	7.62	(16,860)
2009	1,825	4.51	(6,267)
2010	1,825	4.51	(5,025)
2011	1,825	4.51	(4,149)
2012	1,830	4.51	(3,627)
2013	1,825	4.51	(3,233)

Total Natural Gas	46,938		(135,828)

Oil:
Swaps:
2006	237	67.04	918
2007	201	64.99	214
2008	183	63.00	101

Total Oil	621		1,233

Total Oil and Natural Gas			$(134,595)

At December 31, 2005, the average forward NYMEX oil prices per Bbl for calendar 2006 and 2007 were $63.19 and $63.98, respectively, and the average forward NYMEX natural gas prices per Mmbtu for calendar 2006 and 2007 were $10.77 and $10.26, respectively.

During the 275 day period from January 1, 2005 to October 2, 2005, we canceled several of our commodity price risk management contracts upon the payment of $67.6 million to our counterparties, of which $15.0 million was related to the sale of Addison. We also entered into new commodity price risk management contracts at higher prices.

12. Acquisitions and dispositions

Transactions, other than the sale of Addison, that occurred during 2005

During the 275 day period from January 1, 2005 to October 2, 2005, we completed seven oil and natural gas property acquisitions. Estimated total Proved Reserves net to our interest from the acquisitions included approximately 0.1 Mmbbls of oil and 59.8 Bcf of natural gas. The total purchase price for the acquisitions was approximately $102.3 million, funded with borrowings under our U.S. credit agreement and from surplus cash. In addition, we acquired a small natural gas gathering system for $0.7 million as part of one of the acquisitions.

During the 275 day period from January 1, 2005 to October 2, 2005, we completed seven sales of oil and natural gas properties. As of January 1, 2005, estimated total Proved Reserves net to our interest from these properties included approximately 0.3 Mmbbls of oil and NGLs and 18.4 Bcf of natural gas. The total sales proceeds we received were approximately $45.3 million. During the 275 day period from January 1, 2005 to October 2, 2005, we recorded revenues of approximately $3.7 million, and oil and natural gas production costs of approximately $1.2 million on these properties through the date of their respective dispositions.

During the 90 day period from October 3, 2005 to December 31, 2005, we did not complete any acquisitions or dispositions of oil and natural gas properties.

Pro forma financial information has not been provided for acquisitions because they were not material. Pro forma financial information has not been provided for dispositions, other than Addison, as they were not material.

13. Bonus retention program

In connection with the going private transaction in 2003, Holdings established a bonus retention program to provide an incentive for the employee stockholders of Holdings to remain employed with the company and its subsidiaries. The Equity Buyout on October 3, 2005 constituted a change of control as defined in the agreement. As a result, the employee bonus retention plan was terminated resulting in an additional charge of $2.6 million. Accordingly, all bonus retention amounts payable, aggregating approximately $2.8 million, were accelerated and paid in full pursuant to the terms of the plan. As a result, we have included this amount in general and administrative expense related to this program during the 275 day period from January 1, 2005 to October 2, 2005.

On February 10, 2005, in conjunction with the sale of Addison, the Addison employee bonus retention plan was terminated and all bonus retention amounts payable, aggregating approximately $1.0 million, were accelerated and paid in full pursuant to the terms of the plan. This amount has been included in the loss from operations of discontinued operations during the 275 day period from January 1, 2005 to October 2, 2005.

14. Concentration of credit risk

During 2005, sales of natural gas to an industrial customer accounted for 10.1% of our total oil and natural gas revenues. If we were to lose any one of our oil and natural gas purchasers, the loss could temporarily cease or delay production and sale of our oil and natural gas in that particular purchaser’s service area. If we were to lose a purchaser, we believe we could identify a substitute purchaser.

15. Related party transactions

On September 16, 2005, Holdings (formerly Holdings II) incorporated TXOK Acquisition, Inc. (TXOK), a Delaware corporation with a $1,000 investment in TXOK common stock. TXOK was formed to acquire (i) all of the issued and outstanding shares of common stock of ONEOK Energy Resources Company (ONEOK Energy) and (ii) all of the issued and outstanding membership interests of ONEOK Energy Resources Holdings, LLC (ONEOK Energy LLC) (collectively ONEOK Energy). ONEOK Energy was wholly-owned by ONEOK, Inc., a Tulsa-based public utility company.

The ONEOK Energy acquisition closed on September 27, 2005. The purchase price paid at closing, based upon adjustments as of that date, was $642.9 million. Effective upon closing, ONEOK Energy and ONEOK Energy LLC became wholly-owned subsidiaries of TXOK.

TXOK funded the ONEOK Energy acquisition with (i) $20.0 million in private debt financing, $15.0 million of which was provided by Mr. Boone Pickens, one of our directors; (ii) the issuance of $150.0 million of TXOK preferred stock to BP EXCO Holdings LP, an entity controlled by Mr. Pickens; (iii) the TXOK credit facility, with an initial borrowing base of $325.0 million, of which approximately $308.8 million was drawn at the closing of the ONEOK Energy acquisition; and (iv) the TXOK second lien term loan facility of $200.0 million. Neither Holdings nor EXCO Resources is an obligor or guarantor with respect to these financings; however, Holdings has pledged its stock in TXOK as collateral security for payment of the TXOK credit facility and the TXOK term loan.

On October 7, 2005, EXCO advanced $4.0 million to Holdings (formerly Holdings II), which was used to partially fund an additional $20.0 million investment in TXOK Class B common stock by Holdings. TXOK used these proceeds to repay the $20.0 million in private debt financing described in (i) above. Following the Equity Buyout, Holdings made payments on behalf of Resources of approximately $10.0 million, including bank fees associated with the interim bank loan that was pushed down to us. As of December 31, 2005, we had a net liability to Holdings of $6.1 million. The TXOK preferred stock had full voting rights to vote with the TXOK common stock on all matters submitted to a vote by stockholders. Accordingly, holders of the TXOK preferred stock held voting control of TXOK prior to the February 14, 2006 redemption (See “Note 18. Subsequent Events”). If the TXOK preferred stock was not redeemed on or before September 27, 2006, the TXOK preferred stock and accumulated dividends would have automatically converted into common stock representing 90% of the outstanding common stock of TXOK. At December 31, 2005, Holdings accounted for its investment in TXOK using the cost method of accounting.

Effective October 15, 2005, we entered into an agreement with TXOK to manage TXOK’s business affairs. Mr. Pickens controls TXOK through BP EXCO Holdings LP’s ownership of the TXOK preferred stock. The agreement provides that we will provide TXOK with general management, treasury, finance, legal, audit, tax, information technology, and payroll and benefit administration services. TXOK has agreed to reimburse us on a monthly basis for the total amount of compensation, taxes and benefits we provide to employees providing services to TXOK. TXOK has also agreed to pay us $25,000 per month for the additional services that we provide, as well as reimbursement of all costs directly related to the operations of TXOK. We hired 57 people who were formerly employed by ONOEK and historically worked on these assets. TXOK reimburses us for all compensation expenses of these employees. At December 31, 2005, we had approximately $2.6 million reflected in accounts receivable-related parties on our consolidated balance sheet as due to us from TXOK of which $0.3 million was to reimburse us for accrued, but unpaid, stock option compensation expense for our employees who are assigned to manage TXOK’s business.

16. Subsequent Events

On February 8, 2006, our registration statement on Form S-1, as amended, was declared effective by the SEC, which allowed for the issuance of 50,000,000 shares of our $0.001 par value common stock at an initial offering price of $13.00 per share. Net proceeds from the offering after underwriting discount, but before other expenses, which closed on February 14, 2006, were approximately $617.5 million. Concurrent with the closing of the IPO, Holdings was merged into and with us and we became the surviving company. Each share of stock and stock options of Holdings was automatically converted into an equal number of like securities of EXCO.

We granted the underwriters of our IPO an over-allotment option, exercisable for 30 days from the effective date of our IPO, to purchase an aggregate of 7,500,000 additional shares of Common Stock (Option Shares) at $12.35 per share. On February 21, 2006, the underwriters exercised their option for the purchase of 3,615,200 shares of our Common Stock for net proceeds of approximately $44.7 million.

The net proceeds from the IPO, including the funds received from the over-allotment option, together with cash on hand and additional borrowings under the U.S. Credit Agreement, were used to:

•                  repay $350.0 million in principal plus accrued and unpaid interest under the interim bank loan incurred by Holdings in connection with its Equity Buyout completed on October 3, 2005;

•                  redeem the TXOK Preferred Stock issued by TXOK, an affiliate of Holdings, in connection with the ONEOK Energy acquisition (where described more fully in Note 15. Related party transactions) for $158.8 million in cash. In addition, we issued 388,889 shares of our Common Stock as the redemption premium (Redemption Shares) under terms of the Amended and Restated Certificate of Incorporation of TXOK. The Redemption Shares were calculated using a price of $12.00 per share in accordance with the redemption terms;

•                  repay $200.0 million of principal plus accrued and unpaid interest under the TXOK Term Loan, repay approximately $171.8 million in principal plus accrued and unpaid interest under the TXOK Credit Facility, all incurred in connection with the ONEOK Energy acquisition; and repay $45.0 million on our Credit Agreement; and

•                  pay fees and expenses in connection with the IPO.

Concurrent with the Closing of the IPO, including the redemption of the TXOK Preferred Stock, Holdings, our parent, merged with and into us, with EXCO being the surviving corporation. The outstanding shares of Holdings stock were cancelled as a result of the merger and such shares were exchanged for the same number of shares of our Common Stock. As a result of the merger, TXOK became a wholly-owned subsidiary of EXCO and TXOK and its subsidiaries became guarantors under EXCO’s senior notes Indenture. EXCO also became a guarantor of certain collateralized revolving indebtedness of TXOK and TXOK likewise agreed to guarantee EXCO’s collateralized revolving credit facility.

The TXOK Credit Facility is a $500.0 million revolving credit facility, subject to a semi-annually determined borrowing base. The initial borrowing base is $325.0 million, of which approximately $308.8 million was drawn down by TXOK to acquire ONEOK Energy Resources Company and ONEOK Energy Resources Holdings, L.L.C. As a result of the pay-down following the IPO, the outstanding balance was approximately $137.0 million plus accrued and unpaid interest.

The TXOK Credit Facility bears interest at a fluctuating rate of interest which is a variable margin in excess of reference rates based on either the prime rate or LIBOR. The margin increases with the borrowing base usage under the TXOK Credit Facility. The TXOK Credit Facility matures September 27, 2009 and is collateralized by a first priority lien and security interest in TXOK’s oil and natural gas properties as well as the capital stock of its subsidiaries. The TXOK Credit Facility is guaranteed by all existing and future direct or indirect material domestic subsidiaries of TXOK as well as by EXCO and its subsidiaries.

The TXOK Credit Facility financial covenants include, among other covenants, the following:

•                  minimum current ratio of 1.0 to 1.0;

•                  maximum total debt to earnings before interest, income taxes, depreciation, amortization, and capital expenditures, or EBITDAX of 3.75x for the fourth quarter in 2005 (net of acquired

ONEOK Energy hedges), with a step down to 3.5x beginning in the first quarter of 2006; and

•                  minimum EBITDAX to interest of 2.5x.

On February 14, 2006, EXCO entered into the Sixth Amendment (Sixth Amendment) to its Credit Agreement. The Sixth Amendment permits the Borrowers to guarantee the debt and other obligations of TXOK under the TXOK Credit Facility. Upon consummation of the IPO, EXCO’s access under the Credit Agreement to its full borrowing base of $145.0 million was restored.

On February 27, 2006, we entered into a revision of our office space lease in Dallas, Texas. This revision extends our lease two years to June 30, 2013 and obligates us to an additional $1.2 million of future minimum rental payments.

On March 17, 2006, our U.S. credit agreement was amended to combine the TXOK credit facility into our credit agreement resulting in a new borrowing base of $750.0 million reflecting the addition of the TXOK assets. TXOK and its subsidiaries have become guarantors of our credit agreement. The amendment also provided for an extension of the credit agreement maturity date to December 31, 2010. The borrowing base will be redetermined each November 1 and May 1 thereafter. Our borrowing base is determined based on a number of factors including commodity prices. We use derivative financial instruments to lessen the impact of volatility in commodity prices.

Borrowings under our amended and restated credit agreement were collateralized by a first lien mortgage providing a security interest in 90% of our U.S. oil and natural gas properties including North Coast. As of March 17, 2006, borrowings are now collateralized by a first lien mortgage providing a security interest in the value of our proved reserves which is at least 125% of the Aggregate Commitment. The Aggregate Commitment is the lesser of (i) $1.25 billion, (ii) the borrowing base or (iii) $300.0 million. The Aggregate Commitment minimum of $300.0 million can be raised, from time to time, up to borrowing base of $750.0 million at our sole discretion. At our election, interest on borrowings may be (i) the greater of the administrative agent’s prime rate or the federal funds effective rate plus 0.50% plus an applicable margin or (ii) LIBOR plus an applicable margin.

On April 5, 2006 we announced that we closed the acquisition of a 50% interest in approximately 19,000 acres of leasehold interests and 38 producing wells in West Texas for $85.7 million from an undisclosed seller. We funded this purchase with indebtedness drawn under our credit agreement. Average daily net production at the date of acquisition was approximately 4.4 Mmcf/d. Our interest in the Proved Reserves is approximately 33.0 Bcfe. EXCO and the seller will conduct a joint development program on the properties over the next several years with an estimated 70 wells to be drilled in 2006 and early 2007. It is estimated that in excess of 200 wells will be necessary to fully develop the acreage.

On April 28, 2006, the Company announced that it closed the acquisition of 100% of the common stock of Power Gas Marketing & Transmission, Inc., or PGMT, for $115.0 million, including the repayment of debt and outstanding commodity hedges and before contractual adjustments. We funded this purchase with indebtedness drawn under our credit agreement. PGMT is a private producer of oil and natural gas which owns and operates assets in the Appalachia region, particularly in Pennsylvania, Ohio, New York and West Virginia. Net production at the acquisition date totals approximately 5.0 Mmcfe per day from 1,187 producing wells. The net Proved Reserves are estimated at 161.6 Bcfe, of which 96% are natural gas. The PGMT acreage held by production includes approximately 178,000 acres containing over 2,000 drilling locations, of which approximately 68% of such locations are proved. In addition to the oil and natural gas assets, we acquired 358 miles of gathering lines, ten compressor stations along those gathering lines, and other miscellaneous assets.

17. Consolidating Financial Statements (Unaudited)

Set forth below are condensed consolidating financial statements of EXCO, the guarantor subsidiaries and the non-guarantor subsidiary.  The senior notes are jointly and severally and unconditionally guaranteed by our current and some of our future subsidiaries in the United States (referred to as Guarantor Subsidiaries).  All of our subsidiaries are wholly-owned.  Addison was not a guarantor of the senior notes.  Instead, the notes were secured, subject to specified permitted liens and except as described below, by a second-priority security interest in 65% of the capital stock of Addison.  This share pledge was limited such that, at any time, the aggregate par value, book value as carried by us or market value (whichever was greatest) of such pledged capital stock was not equal to or greater than 20% of the then outstanding aggregate principal amount of the senior notes.

The following financial information presents consolidating financial statements, which include:

•                  EXCO Resources;

•                  the guarantor subsidiaries on a combined basis;

•                  the non-guarantor subsidiary;

•                  elimination entries necessary to consolidate EXCO Resources, the guarantor subsidiaries and the non-guarantor subsidiary; and

•                  EXCO on a consolidated basis.

ROJO Pipeline, Inc., EXCO Investment I, LLC and EXCO Investment II, LLC are guarantors of the senior notes.  These companies have no material operations and, accordingly, these companies have been omitted from the guarantor financial information.  Investments in subsidiaries are accounted for using the equity method of accounting.  The financial information for the guarantor and non-guarantor subsidiaries is presented on a combined basis.  The elimination entries primarily eliminate investment in subsidiaries and intercompany balances and transactions.  On February 14, 2006, TXOK became a guarantor of our senior notes.  On April 28, 2006, PGMT became a guarantor of our senior notes (See Note 16. “Subsequent events”).

EXCO RESOURCES, INC.

CONSOLIDATING BALANCE SHEET (Unaudited)

December 31, 2005

		Guarantor	Non-guarantor
(In thousands)	Resources	subsidiaries	subsidiary	Eliminations	Consolidated

Assets
Current assets:
Cash and cash equivalents	$191,499	$35,454	$—	$—	$226,953
Other current assets	67,834	47,738	—	—	115,572
Total current assets	259,333	83,192	—	—	342,525

Investment in TXOK Acquisition, Inc.	20,837	—	—	—	20,837
Oil and natural gas properties (full cost accounting method):
Unproved oil and natural gas properties	49	53,072	—	—	53,121
Proved developed and undeveloped	94,872	778,723	—	—	873,595
Allowance for depreciation, depletion and amortization	(1,650)	(11,631)	—	—	(13,281)
Oil and natural gas properties, net	93,271	820,164	—	—	913,435
Gas gathering, office and field equipment, net	2,423	30,848	—	—	33,271
Goodwill	76,786	143,220	—	—	220,006
Investments in and advances to affiliates	891,817	—	—	(891,817)	—
Other assets, net	—	419	—	—	419
Total assets	$1,344,467	$1,077,843	$—	$(891,817)	$1,530,493

Liabilities and Stockholder’s Equity
Current liabilities	769,235	52,546	—	(356,056)	$465,725
Long-term debt	461,802	—	—	—	461,802
Deferred income taxes	34,151	100,761	—	—	134,912
Other liabilities	56,975	40,197	—	—	97,172
Payable to parent	(348,578)	371,199	—	(22,621)	—
Commitments and contingencies	—	—	—	—	—
Stockholder’s equity	370,882	513,237	—	(513,237)	370,882

Total liabilities and stockholder’s equity	$1,344,467	$1,077,940	$—	$(891,914)	$1,530,493

EXCO RESOURCES, INC.

CONSOLIDATING STATEMENT OF OPERATIONS (Unaudited)

For the 275 Day Period Ended October 2, 2005

(In thousands)

	Resources	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated

Revenues:
Oil and natural gas sales	$22,861	$109,960	$—	$—	$132,821
Commodity price risk management activities	(56,705)	(120,548)	—	—	(177,253)
Other income	32,074	1,348	—	(26,326)	7,096
Equity in earnings of subsidiaries	(43,080)	—	—	43,080	—
Total revenues	(44,850)	(9,240)	—	16,754	(37,336)
Costs and expenses:
Oil and natural gas production	6,772	15,385	—	—	22,157
Depreciation, depletion and amortization	3,978	20,709	—	—	24,687
Accretion of discount on asset retirement obligations	235	382	—	—	617
General and administrative	79,317	10,125	—	—	89,442
Interest	26,673	26,328	—	(26,326)	26,675
Total costs and expenses	116,975	72,929	—	(26,326)	163,578

Income (loss) before income taxes	(161,825)	(82,169)	—	43,080	(200,914)
Income tax expense (benefit)	(21,538)	(42,160)	—	—	(63,698)
Income (loss) before discontinued operations	(140,287)	(40,009)	—	43,080	(137,216)
Discontinued operations:
Loss from operations	—	—	(4,403)	—	(4,403)
Gain on disposition of Addison Energy Inc	175,717	—	—	—	175,717
Income tax (benefit) expense	50,613	—	(1,331)	—	49,282
	125,104	—	(3,072)	—	122,032
Net income (loss)	$(15,183)	$(40,009)	$(3,072)	$43,080	$(15,184)

EXCO RESOURCES, INC.

CONSOLIDATING STATEMENT OF OPERATIONS (Unaudited)

For the 90 Day Period Ended December 31, 2005

(In thousands)

	Resources	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated

Revenues:
Oil and natural gas sales	$8,463	$61,598	$—	$—	$70,061
Commodity price risk management activities	2,856	(3,112)	—	—	(256)
Other income	7,929	520	—	(6,075)	2,374
Equity in earnings of subsidiaries	21,217	—	—	(21,217)	—
Total revenues	40,465	59,006	—	(27,292)	72,179
Costs and expenses:
Oil and natural gas production	1,784	7,165	—	—	8,949
Depreciation, depletion and amortization	1,869	12,202	—	—	14,071
Accretion of discount on asset retirement obligations	70	156	—	—	226
General and administrative	4,949	1,426	—	—	6,375
Interest	19,413	6,076	—	(6,075)	19,414
Total costs and expenses	28,085	27,025	—	(6,075)	49,035
Equity in net income of TXOK Acquisition, Inc.	837	—	—	—	837
Income (loss) before income taxes	13,217	31,981	—	(21,217)	23,981
Income tax expense (benefit)	(3,131)	10,762	—	—	7,631
Net income (loss)	$16,348	$21,219	$—	$(21,217)	$16,350

EXCO RESOURCES, INC.

CONSOLIDATING STATEMENT OF CASH FLOWS (Unaudited)

For the 275 Day Period Ended October 2, 2005

(In thousands)

	Resources	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated

Operating Activities:
Net cash provided by (used in) operating activities)	$(76,250)	$14,285	$(19,158)	$—	$(81,123)
Investing Activities:
Additions to oil and natural gas properties, gathering systems and equipment	3,987	(155,131)	—	—	(151,144)
Proceeds from dispositions of oil and natural gas properties	(160)	46,170	—	—	46,010
Advances/investments with affiliates	(58,420)	107,719	(48,987)		312
Proceeds from the sale of Addison	444,812	—	(1,415)	—	443,397
Proceeds from sales of marketable securities	59	—	—	—	59
Net cash used in investing activities of discontinued operations	—	—	(442)	—	(442)
Net cash provided by (used in) investing activities	390,278	(1,242)	(50,844)	—	338,192
Financing Activities:
Proceeds from long-term debt	41,300	—	—	—	41,300
Payments on long-term debt	(148,247)	—	—	—	(148,247)
Net cash used in financing of discontinued operations	—	—	59,601	—	59,601
Net cash provided by (used in) financing activities	(106,947)	—	59,601	—	(47,346)
Net increase (decrease) in cash	207,081	13,043	(10,401)	—	209,723
Cash at the beginning of the period	8,535	7,472	10,401	—	26,408
Cash at end of period	$215,616	$20,515	$—	$—	$236,131

EXCO RESOURCES, INC.

CONSOLIDATING STATEMENT OF CASH FLOWS (Unaudited)

For the 90 Day Period Ended December 31, 2005

(In thousands)

	Resources	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated

Operating Activities:
Net cash provided by (used in) operating activities)	$(19,063)	$27,240	$—	$—	$8,177
Investing Activities:
Investment in TXOK Acquisition, Inc.	(20,000)	—	—	—	(20,000)
Additions to oil and natural gas properties, gathering systems and equipment	(1,153)	(12,054)	—	—	(13,207)
Proceeds from dispositions of non-oil and natural gas properties	(145)	(248)	—	—	(393)
Advances from related parties	20,000	—	—	—	20,000
Other investing activities	263	—	—	—	263
Net cash provided by (used in) investing activities	(1,035)	(12,302)	—	—	(13,337)
Financing Activities:
Proceeds from long-term debt	9,999	—	—	—	9,999
Payments on long-term debt	(15,279)	—	—	—	(15,279)
Decrease in notes receivable from officers	1,262	—	—	—	1,262
Net cash provided by (used in) financing activities	(4,018)	—	—	—	(4,018)
Net increase (decrease) in cash	(24,116)	14,938	—	—	(9,178)
Cash at the beginning of the period	215,616	20,515	—	—	236,131
Cash at end of period	$191,500	$35,453	$—	$—	$226,953

18. Supplemental information relating to oil and natural gas producing activities—continuing operations (unaudited)

Presented below are costs incurred in oil and natural gas property acquisition, exploration and development activities (excluding all amounts related to Addison, our former Canadian subsidiary):

(in thousands, except per unit amounts)

For the 275 day period from January 1, 2005 to October 2, 2005:
Proved property acquisition costs	$103,222
Development and exploration costs(1)	39,900
Capitalized asset retirement costs	1,686
Depreciation, depletion and amortization per Boe	$8.35
Depreciation, depletion and amortization per Mcfe	$1.39
For the 90 day period from October 3, 2005 to December 31, 2005:
Development and exploration costs(1)	$13,194
Capitalized asset retirement costs	51
Depreciation, depletion and amortization per Boe	$14.54
Depreciation, depletion and amortization per Mcfe	$2.42

(1) Exploration costs are not considered material.

Certain unaudited supplemental information related to oil and natural gas producing activities have been restated to reflect the impact of using spot prices for oil and natural gas as of December 31, 2005 in determining volumes of proved oil and natural gas reserves and in the computations of discounted future cash flows and the standardized measure of future net cash flows.  Prior to this restatement, such amounts were calculated using near month NYMEX futures prices.  This restatement had no impact to our consolidated balance sheet, consolidated statements of operations, consolidated statements of changes in stockholders equity or consolidated statements of cash flows.  The effects of the restatement to our estimated quantities and standardized measure of discounted future net cash flows are shown herein.

We retain independent engineering firms to provide annual year-end estimates of our future net recoverable oil, natural gas and NGL reserves. The estimated proved net recoverable reserves we show below include only those quantities that we expect to be commercially recoverable at prices and costs in effect at the balance sheet dates under existing regulatory practices and with conventional equipment and operating methods. Proved Developed Reserves represent only those reserves that we may recover through existing wells. Proved Undeveloped Reserves include those reserves that we may recover from new wells on undrilled acreage or from existing wells on which we must make a relatively major expenditure for recompletion or secondary recovery operations.

Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of our oil and natural gas properties. Estimates of fair value should also consider probable reserves, anticipated future oil and natural gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is subjective and imprecise. All amounts related to Addison, our former Canadian subsidiary, have been excluded from the information contained in this note.

Estimated quantities of proved reserves

		Natural
	Oil	gas	NGLs
(in thousands)	(Bbls)	(Mcf)	(Bbls) (1)	Mcfe (2)
December 31, 2004	7,236	361,392	210	406,068
Purchase of reserves in place	60	59,780	—	60,140
New discoveries and extensions	349	30,834	—	32,928
Revisions of previous estimates	11	(12,608)	(190)	(13,682)
Production	(491)	(20,482)	(20)	(23,548)
Sales of reserves in place	(343)	(17,886)	—	(19,944)
December 31, 2005 (3)	6,822	401,030	—	441,962

Estimated quantities of proved development reserves

		Natural
	Oil	gas	NGLs
(in thousands)	(Bbls)	(Mcf)	(Bbls) (1)	Mcfe (2)
December 31, 2005 (4)	5,527	321,716	—	354,878

(1)  Beginning December 31, 2005, NGLs re no longer tracked separately as they are considered immaterial.

(2)  Mcfe-One thousand cubic feet equivalent calculated by converting one Bbl of oil or NGLs to six Mcf of natural gas.

(3)  Prior to the restatement referred to above, estimated quantities of proved reserves reported were 405,775 and 444,614 as of December 31, 2004 and 2005 respectively.

(4)  Prior to the restatement referred to above, estimated quantities of proved developed reserves reported were 357,530 as of December 31, 2005.

Standardized measure of discounted future net cash flows

We have summarized the Standardized Measure related to our proved oil, natural gas, and NGL reserves. We have based the following summary on a valuation of Proved Reserves using discounted cash flows based on year-end prices, costs and economic conditions and a 10% discount rate. The additions to Proved Reserves from the purchase of reserves in place, and new discoveries and extensions could vary significantly from year to year; additionally, the impact of changes to reflect current prices and costs of reserves proved in prior years could also be significant. Accordingly, you should not view the information presented below as an estimate of the fair value of our oil and natural gas properties, nor should you consider the information indicative of any trends.

(in thousands)

December 31, 2005
Future cash inflows	$4,334,629
Future production, development and abandonment costs	1,148,283
Future income taxes	1,097,606

Future net cash flows	2,088,740
Discount of future net cash flows at 10% per annum	1,265,441

Standardized measure of discounted future net cash flows (1)	$823,299

(1)    Prior to the restatement referred to above, the standardized measure of discounted future net cash flows was previously reported as $930,327 as of December 31, 2005.

The spot prices at December 31, 2005 used in the above table, were $61.03 per Bbl of oil and $10.08 per Mmbtu of natural gas adjusted for historical differentials.  Prior to the restatement, we used near month NYMEX futures prices.

Changes in standardized measure

The following are the principal sources of change in the Standardized Measure:

(in thousands)

Year ended December 31, 2005:
Sales and transfers of oil and natural gas produced, net of production costs	$(171,775)
Net changes in prices and productions costs	511,666
Extensions and discoveries, net of future development and production costs	87,239
Development costs during the period	53,094
Changes in estimated future development costs	(58,997)
Revisions of previous quantity estimates	(21,895)
Sales of reserves in place	(29,363)
Purchase of reserves in place	117,572
Accretion of discount before income taxes	69,849
Changes in other	(7,344)
Net change in income taxes	(200,484)

Net change (1)	$349,562

(1)    Amounts reflect the restatement of the standardized measure information as discussed above.  The net change in the standardized measure for the year ended December 31, 2005 was previously reported as $456,937.

Supplemental information relating to oil and natural gas producing activities—discontinued operations

Presented below are costs incurred in oil and natural gas property acquisition, exploration and development activities of our discontinued operations, which relate to Addison, our former Canadian subsidiary:

(in thousands, except per unit amounts)

For the 275 day period from January 1, 2005 to October 2, 2005:
Property acquisition costs	$16
Development and exploration costs	272
Capitalized asset retirement costs	—
Depreciation, depletion and amortization per Boe	$7.49
Depreciation, depletion and amortization per Mcfe	$1.16

We used our internal engineers for 2004 to provide annual year-end estimates of our future net recoverable oil, natural gas and NGL reserves. The estimated proved net recoverable reserves we show below include only those quantities that we expect to be commercially recoverable at prices and costs in effect at the balance sheet dates under existing regulatory practices and with conventional equipment and operating methods. Proved Developed Reserves represent only those reserves that we may recover through existing wells. Proved Undeveloped Reserves include those reserves that we may recover from new wells on undrilled acreage or from existing wells on which we must make a relatively major expenditure for recompletion or secondary recovery operations.

Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of our oil and natural gas properties. Estimates of fair value should also consider probable reserves, anticipated future oil and natural gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is subjective and imprecise.

Estimated quantities of proved reserves—discontinued operations

(in thousands)	Oil (Bbls)	Natural gas (Mcf)	NGLs (Bbls)	Mcfe

December 31, 2004	9,339	167,172	9,502	280,218
Purchase of reserves in place	—	—	—	—
New discoveries and extensions	—	—	—	—
Revisions of previous estimates	—	—	—	—
Production	(64)	(1,142)	(84)	(2,030)
Sales of reserves in place	(9,275)	(166,030)	(9,418)	(278,188)

December 31, 2005	—	—	—	—